Exhibit 99.1

Media Contact	August 5, 2008
Andy Brimmer, 205-410-2777	For Immediate Release

HealthSouth Reports Strong Results for Second Quarter Ended June 30, 2008

Net Cash Provided by Operating Activities of $67.0 Million for First Six Months of 2008

Guidance Increased for 2008

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) (the “Company”) today reported its results of operations for the second quarter ended June 30, 2008. The results showed income from continuing operations of $47.2 million for the second quarter of 2008 versus $4.7 million for the second quarter of 2007. This increase was driven primarily by increased discharges and revenues quarter over quarter. Compared to the second quarter of 2007, discharges increased by 5.6% and net operating revenues increased by 5.2%.

As a result of this performance and based on the improved outlook for the remainder of the year, the Company has increased its guidance for 2008.

“The solid results of the second quarter of 2008, with income from continuing operations of $47.2 million compared to $4.7 million in the second quarter of 2007, provides continued proof that our strategic repositioning and operational focus are yielding their intended outcomes,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “As the nation’s preeminent provider of inpatient rehabilitative care, we saw a significant increase in our discharges compared to the second quarter of 2007 and the first quarter of 2008. Top-line growth contributed to operating earnings of $65.3 million, a 26.1% increase over the same period last year. As a result of this strong performance, we are increasing our guidance for 2008.”

Net Operating Revenues

Consolidated net operating revenues for the second quarter of 2008 were $461.4 million, which represents a $22.7 million, or 5.2%, increase over the same quarter of 2007. Net operating revenues from our inpatient hospitals were $414.1 million, representing a 6.5% increase over the same quarter of 2007. We experienced a 5.6% quarter-over-quarter increase in patient discharges, as well as an increase in net patient revenue per discharge due to a change in patient mix and favorable quarter-over-quarter reimbursement trends from managed care payors. In addition, we experienced a decrease in the average length of stay quarter over quarter, while maintaining our excellence in clinical outcomes.

Outpatient and other revenues for the second quarter of 2008 were down $2.6 million, or 5.2%, compared to the same quarter of 2007. Outpatient visits declined 7.7% in the second quarter of 2008 compared to the second quarter of 2007 due primarily to the closing of 20 underperforming satellites throughout 2007 and the net closure of one satellite during the second quarter of 2008. However, we experienced increased revenue per visit due to strong unit pricing and the closure of underperforming satellites discussed above, which helped offset the decrease in outpatient visits. Sequentially, outpatient and other revenues and outpatient visits improved by 2.8% and 4.4%, respectively, over the first quarter of 2008.

Total Operating Expenses

Excluding amounts related to government, class action, and related settlements, total operating expenses decreased by 2.0% in the second quarter of 2008 compared to the second quarter of 2007:

•

General and administrative expenses decreased by $7.7 million, or 23.4%, due primarily to the right-sizing of our corporate departments following the divestitures of our surgery centers, outpatient, and diagnostic divisions in the second and third quarters of 2007. As we have discussed previously, our targeted level of general and administrative expenses (excluding stock compensation expense) is 4.75% of net operating revenues by the end of 2008. General and administrative expenses as a percent of net operating revenues were 4.9% for the second quarter of 2008, on this basis.

•

The provision for doubtful accounts improved to 1.5% of net operating revenues for the second quarter of 2008 compared to 2.4% for the same period of 2007. This improvement is reflective of the continued benefits of the new collection software installed in the latter half of 2006, and the standardization of certain business office processes.

•	Professional fees decreased as we concluded the vast majority of our various restructuring efforts in 2007.

During the second quarter of 2008, salaries and benefits were 51.3% of net operating revenues, up from 49.5% of net operating revenues in the second quarter of 2007 and 49.7% in the first quarter of 2008, due to various factors:

•

The Medicare pricing roll-back, which became effective April 1, 2008, had a negative impact on our net inpatient revenue per discharge and a corresponding negative effect on our salaries and benefits as a percent of net operating revenues (net inpatient revenue per discharge was $15,952 in the first quarter of 2008 and $15,231 in the second quarter of 2008, or a decline of 4.5%).

•

Additionally, the increased volumes we experienced in the second quarter of 2008 resulted in temporary inefficiencies as we accommodated the surge in volumes through increased use of contract labor and overtime. As we recruited new employees to meet the staffing needs associated with these increased volumes, inefficiencies arose from paying newly-recruited employees for orientation and training. At the same time, we temporarily utilized premium-cost contract labor to provide care for these new patients. We have already initiated steps to adjust our staffing levels for the increased volumes, including a focus on reducing the use of contract labor, and anticipate seeing the results of these efforts in the second half of 2008.

•

Finally, recognizing the importance of our employees, coupled with our desire to improve retention and reduce turnover at our hospitals, we made an investment in our people in 2008 by enhancing a variety of employee benefits (e.g., increasing the employer matching contributions to our 401(k) savings plan, providing benefits to part-time employees, and improving medical plan benefits without passing along any cost increase to our employees), which resulted in an increase in our benefit costs.

Total operating expenses in the second quarters of 2008 and 2007 also included the following:

•

Amounts included in the line entitled other operating expenses in our condensed consolidated statements of operations for the second quarter of 2008 increased primarily due to professional fees with a consulting firm associated with our TeamWorks initiative. TeamWorks is an operational initiative designed to identify best practices in a number of key areas and standardize those practices across all our hospitals. The first phase of TeamWorks focused on standardizing our sales and marketing activities and certain non-clinical support functions. This phase is expected to be completed in the third quarter of 2008. The success of TeamWorks is evidenced by our increased volumes in 2008.

•

The second quarter of 2007 included impairment charges of $14.7 million. Approximately $14.1 million of these charges related to the Digital Hospital (as defined in our annual report on Form 10-K for the year ended December 31, 2007). Impairment charges during the second quarter of 2008 were $0.6 million.

•

In the second quarter of 2008, we recorded a net gain of $8.6 million as government, class action, and related settlements due primarily to a decrease in the liability associated with our securities litigation settlement based on the value of our common stock and warrants underlying the settlement as of June 30, 2008. During the second quarter of 2007, we recorded a net gain of $25.7 million as government, class action, and related settlements due primarily to the value of these shares and warrants underlying the settlement as of June 30, 2007. These changes are noncash in nature. There are approximately 5.0 million shares of common stock and warrants to purchase approximately 8.2 million shares of common stock (with a strike price of $41.40 per share) underlying this settlement. As of June 30, 2008, these shares of common stock and warrants have not been issued and are not included in our basic or diluted common shares outstanding.

Operating Earnings

Operating earnings were $65.3 million for the second quarter of 2008 compared to $51.8 million for the second quarter of 2007, representing a 26.1% increase quarter over quarter. See the supplemental information attached to this press release for the calculation of operating earnings.

Pre-tax Income (Loss) from Continuing Operations and Net Income

The Company reported pre-tax income from continuing operations of $47.9 million for the second quarter of 2008 compared to a pre-tax loss from continuing operations of $5.6 million for the second quarter of 2007. Pre-tax income from continuing operations for the second quarter of 2008 included a net gain of $8.6 million recorded as government, class action, and related settlements (as discussed above) and a $28.5 million gain on our interest rate swap. Pre-tax loss from continuing operations for the second quarter of 2007 included a net gain of $25.7 million recorded as government, class action, and related settlements (as discussed above) and a $19.0 million gain on our interest rate swap. See the supplemental information attached to this press release for a calculation of adjusted income (loss) from continuing operations.

Net income available to common shareholders was $37.6 million, or $0.47 per share (basic and diluted), for the second quarter of 2008 compared to net income available to common shareholders of $461.8 million , or $5.87 per share (basic and diluted), for the second quarter of 2007. Net income available to common shareholders in the second quarter of 2007 included a post-tax gain of approximately $464.9 million (included as a component of income from discontinued operations in our condensed consolidated statements of operations) associated with the divestitures of our surgery centers and outpatient divisions.

“The equity offering completed in June 2008 allowed us to accelerate our deleveraging plan, which will lower interest expense and enhance our cash flow,” said John Workman, Executive Vice President and Chief Financial Officer of HealthSouth. “The interest savings, coupled with our already strong cash flow from operations, as evidenced by the $67 million generated from operating activities in the first half of 2008, allows us to continue to delever our balance sheet and have sufficient funds to grow the Company through disciplined acquisitions and new hospitals in our core inpatient rehabilitation hospital business.”

Cash Flow and Balance Sheet

Net cash provided by operating activities was $67.0 million for the six months ended June 30, 2008. Cash and cash equivalents, which included a portion of the net proceeds from our equity offering discussed below, were $67.2 million as of June 30, 2008. Capital expenditures were $10.0 million for the second quarter of 2008 and $18.7 million for the year-to-date period.

During the second quarter of 2008, we used the net proceeds from the sale of our corporate campus and the majority of the net proceeds from our equity offering to pay down debt. Specifically, we reduced amounts outstanding on our Term Loan Facility by $39.8 million, and amounts outstanding under our revolving credit facility were reduced to zero. We also redeemed approximately $25 million of our 10.75% Senior Notes due 2016.

The remainder of the net proceeds from our equity offering may be used to meet pending bond maturities and for other general corporate purposes, with the primary emphasis being further deleveraging. In July 2008, we redeemed an additional $9.6 million of our 10.75% Senior Notes due 2016, bringing the total redemptions of these notes during 2008 to $39.6 million (including $5.0 million redeemed in the first quarter of 2008). In addition, we expect to use cash flows from the receipt of additional federal and state income tax refunds to further reduce our debt outstanding. However, no assurances can be given as to whether or when such cash flows will be received.

Our Credit Agreement allows for the net proceeds of asset sales, including the sale of our corporate campus, to be reinvested in capital expenditures or for business development activities, which we plan to do in subsequent periods.

2008 Guidance

On June 27, 2008, we finalized the issuance and sale of 8.8 million shares of our common stock to J.P. Morgan Securities Inc. for net proceeds of approximately $150 million. We used the net proceeds of the offering primarily for redemption and repayment of short-term and long-term borrowings, which in turn will lower our interest expense.

Therefore, due to the equity offering discussed above and based on our results for the second quarter of 2008, we are updating the 2008 guidance we provided in our prior earnings releases, and the related Current Reports on Form 8-K dated February 25, 2008 and May 6, 2008. Our ability to meet this updated guidance is dependent upon our ability to continue to grow inpatient discharges each quarter in order to offset the negative impact of the Medicare pricing rollback that became effective on April 1, 2008 (and will continue until September 30, 2009) and our ability to adjust our staffing levels to accommodate these increased volumes.

Our updated 2008 guidance is as follows:

2008 Guidance
	Former	Updated

Year-over-year growth in inpatient discharges	2% to 4%	4% to 5%

Consolidated net operating revenues	$1.80 billion to	$1.825 billion to
	$1.85 billion	$1.875 billion

Adjusted Consolidated EBITDA	$320 million to	$330 million to
	$335 million	$335 million

Diluted net (loss) income per share available to common shareholders	($0.08) per share to	$0.15 per share to
	$0.00 per share	$0.20 per share

Adjusted diluted net income per share available to common shareholders	$0.30 per share to	$0.50 per share to
	$0.38 per share	$0.55 per share

Discharges

Our TeamWorks initiative has generated better-than-anticipated results. With the installation of this initiative in all of our hospitals in the third quarter of 2008, we now expect our inpatient discharges to grow 4% to 5% year over year.

Net operating revenues

Based on our revised expectations related to volumes, we now anticipate our consolidated net operating revenues will be in the range of $1.825 billion to $1.875 billion.

Adjusted Consolidated EBITDA

Adjusted consolidated EBITDA is now expected to be in the range of $330 million to $335 million. Our ability to meet or exceed the top-end of this range will be a function of achieving our targeted discharge growth and the timing of the adjustments to our staffing levels for these increased volumes.

Earnings per Share

Our earnings per share guidance does not incorporate any assumptions related to actual amounts already incurred in 2008 or amounts that may be incurred in 2008 for: (1) government, class action, and related settlement amounts, including the fair value adjustments to the liability associated with our securities litigation settlement that are required until the applicable common stock and warrants are issued and (2) any gain or loss associated with the fair value adjustments to our interest rate swap over the remaining term of this agreement.

Given the equity offering we completed late in the second quarter of 2008, which will be accretive to our earnings per share due to the reduction in debt and associated reduction in interest expense, we now expect our diluted net income per share available to common shareholders will be in the range of $0.15 to $0.20 per share. However, there are two non-routine items included in this “as reported” range estimate.

1.

In the first quarter of 2008, and in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we accelerated the depreciation of our corporate campus so that the net book value of the campus equaled the estimated net proceeds we expected to receive on the sale transaction’s closing date. The year-over-year impact of this acceleration of depreciation approximates $10 million. No similar charges are expected in 2009.

2.

During 2008, we expect to incur approximately $25 million of professional fees including legal fees related to our derivative litigation and professional fees related to income tax consulting fees and various projects surrounding our pursuit of our remaining income tax refund claims. While no assurances can be provided that similar costs will not be incurred in 2009, any amounts spent in 2009 should be less than expenses incurred in 2008.

If these two items are added back to our net income, our adjusted diluted earnings per share would be in the range of $0.50 per share to $0.55 per share.

Our diluted share count is forecasted to approximate 96.9 million shares. This forecasted diluted share count includes approximately 13.1 million of the potential shares related to our convertible perpetual preferred stock. It also includes the 8.8 million shares issued as part of our equity offering that took place at the end of June 2008. It does not include approximately 5.0 million shares of common stock and warrants to purchase approximately 8.2 million shares of common stock associated with our securities litigation settlement, as these shares of common stock and warrants have not been issued.

Other Information

The Company expects to file its Form 10-Q for the quarterly period ended June 30, 2008 this week. When filed, the report can be found on the SEC’s website at www.sec.gov. The information in this press release is summarized and should be read in conjunction with the Form 10-Q for the quarterly period ended June 30, 2008, when filed.

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In Millions, Except per Share Data)
Net operating revenues	$ 461.4	$ 438.7	$ 930.4	$ 881.8
Operating expenses:
Salaries and benefits	236.7	217.2	469.6	435.4
Other operating expenses	65.1	58.6	135.5	125.7
General and administrative expenses	25.2	32.9	53.3	76.0
Supplies	28.0	25.4	55.5	51.2
Depreciation and amortization	18.3	20.0	48.4	38.0
Impairment of long-lived assets	0.6	14.7	0.6	14.7
Occupancy costs	12.5	12.8	24.8	25.6
Provision for doubtful accounts	6.7	10.6	14.8	21.0
Loss on disposal of assets	0.8	1.7	0.4	1.7
Government, class action, and related settlements	(8.6)	(25.7)	(45.0)	(37.9)
Professional fees—accounting, tax, and legal	5.3	13.3	8.9	35.1
Total operating expenses	390.6	381.5	766.8	786.5
Loss on early extinguishment of debt	3.4	17.7	3.7	17.7
Interest expense and amortization of debt discounts
and fees	43.5	59.2	90.9	117.7
Other income	(1.0)	(0.5)	(1.7)	(5.2)
(Gain) loss on interest rate swap	(28.5)	(19.0)	8.1	(14.7)
Equity in net income of nonconsolidated affiliates	(2.7)	(2.4)	(5.1)	(5.1)
Minority interests in earnings of consolidated affiliates	8.2	7.8	15.8	16.1
Income (loss) from continuing operations before
income tax expense (benefit)	47.9	(5.6)	51.9	(31.2)
Provision for income tax expense (benefit)	0.7	(10.3)	0.8	(7.0)
Income (loss) from continuing operations	47.2	4.7	51.1	(24.2)
(Loss) income from discontinued operations, net of
income tax benefit	(3.1)	463.6	12.8	435.8
Net income	44.1	468.3	63.9	411.6
Convertible perpetual preferred stock dividends	(6.5)	(6.5)	(13.0)	(13.0)
Net income available to common shareholders	$ 37.6	$ 461.8	$ 50.9	$ 398.6
Weighted average common shares outstanding:
Basic	79.5	78.7	79.2	78.8
Diluted	93.0	92.1	92.6	92.1
Basic and diluted earnings per common share:
Income (loss) from continuing operations available
to common shareholders	$ 0.51	$ (0.02)	$ 0.48	$ (0.47)
(Loss) income from discontinued operations,
net of income tax benefit	(0.04)	5.89	0.16	5.53
Net income per share available to common
shareholders	$ 0.47	$ 5.87	$ 0.64	$ 5.06

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2008	December 31, 2007
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$ 67.2	$ 19.8
Restricted cash	46.6	63.6
Restricted marketable securities	29.2	28.9
Accounts receivable, net of allowance for doubtful accounts of
$36.6 in 2008; $37.8 in 2007	240.9	220.2
Insurance recoveries receivable	230.0	230.0
Other current assets	56.6	58.7
Current assets held for sale	7.9	16.2
Total current assets	678.4	637.4
Property and equipment, net	681.5	744.4
Goodwill	406.1	406.1
Intangible assets, net	23.6	26.1
Investment in and advances to nonconsolidated affiliates	41.7	42.7
Assets held for sale	20.8	63.2
Income tax refund receivable	43.2	52.5
Other long-term assets	69.8	78.2
Total assets	$ 1,965.1	$ 2,050.6
Liabilities and Shareholders’ Deficit
Current liabilities:
Current portion of long-term debt	$ 56.7	$ 68.3
Accounts payable	47.7	49.1
Accrued expenses and other current liabilities	342.5	365.5
Government, class action, and related settlements	353.3	400.7
Current liabilities held for sale	39.6	86.9
Total current liabilities	839.8	970.5
Long-term debt, net of current portion	1,827.4	1,974.4
Liabilities held for sale	3.8	4.2
Other long-term liabilities	166.3	171.4
	2,837.3	3,120.5
Commitments and contingencies
Minority interest in equity of consolidated affiliates	87.9	97.2
Convertible perpetual preferred stock	387.4	387.4
Shareholders’ deficit:
Total shareholders’ deficit	(1,347.5)	(1,554.5)
Total liabilities and shareholders’ deficit	$ 1,965.1	$ 2,050.6

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2008	2007
	(In Millions)
Net cash provided by (used in) operating activities	$ 67.0	$ (105.0)
Net cash provided by investing activities	39.6	1,143.5
Net cash used in financing activities	(60.4)	(1,054.4)
Effect of exchange rate changes on cash and cash equivalents	0.8	0.1
Increase (decrease) in cash and cash equivalents	47.0	(15.8)
Cash and cash equivalents at beginning of period	19.8	27.1
Cash and cash equivalents of divisions and facilities held for sale at
beginning of period	0.4	14.4
Less: Cash and cash equivalents of divisions and facilities held for
sale at end of period	–	(4.8)
Cash and cash equivalents at end of period	$ 67.2	$ 20.9

Operating activities. Net cash provided by operating activities increased period over period due to an increase in net operating revenues and a decrease in cash settlement payments. Net cash used in operating activities for the six months ended June 30, 2007 included $82.3 million of cash settlement payments related primarily to our Medicare Program Settlement negotiated in 2004 and our SEC Settlement negotiated in 2005. The six months ended June 30, 2008 included cash settlement payments of $7.4 million related primarily to our settlement with the United States Department of Health and Human Services Office of Inspector General negotiated in 2007.

Investing activities. The decrease in net cash provided by investing activities was due to the cash proceeds received from the divestitures of our surgery centers and outpatient divisions during the second quarter of 2007.

Financing activities. The decrease in net cash used in financing activities was due to the use of the cash proceeds from the divestitures of our surgery centers and outpatient divisions to reduce debt outstanding under our Credit Agreement during the second quarter of 2007. During the six months ended June 30, 2008, we made approximately $174.5 million of net debt payments. During the six months ended June 30, 2007, we made approximately $976.3 million of net debt payments. The net debt payments made during the six months ended June 30, 2008 primarily resulted from the sale of our corporate campus in March 2008 and the net proceeds from our June 2008 equity offering.

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Adjusted Consolidated EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In Millions)
Net income	$ 44.1	$ 468.3	$ 63.9	$ 411.6
Loss (income) from discontinued
operations	3.1	(463.6)	(12.8)	(435.8)
Provision for income tax expense
(benefit)	0.7	(10.3)	0.8	(7.0)
(Gain) loss on interest rate swap	(28.5)	(19.0)	8.1	(14.7)
Interest expense and amortization of
debt discounts and fees	43.5	59.2	90.9	117.7
Loss on early extinguishment of debt	3.4	17.7	3.7	17.7
Government, class action, and related
settlements	(8.6)	(25.7)	(45.0)	(37.9)
Impairment charges	0.6	14.7	0.6	14.7
Net noncash loss on disposal of assets	0.8	1.7	0.6	1.7
Depreciation and amortization	18.3	20.0	48.4	38.0
Professional fees—accounting, tax, and
legal	5.3	13.3	8.9	35.1
Compensation expense under FASB
Statement No. 123(R)	2.7	2.6	6.0	6.3
Sarbanes-Oxley related costs	–	–	–	0.3
Adjusted Consolidated EBITDA(1)	$ 85.4	$ 78.9	$ 174.1	$ 147.7

(1)	Adjusted Consolidated EBITDA is a non-GAAP financial measure. We believe it is useful to investors as it is used in our covenant calculations under our Credit Agreement.

Adjusted Consolidated EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered as an alternative to net income or to cash flows from operating, investing, and financing activities. Because Adjusted Consolidated EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted Consolidated EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

Our Credit Agreement allows certain items to be added to arrive at Adjusted Consolidated EBITDA that are viewed as not being ongoing costs once the Company has completed its restructuring.

After consummation of the divestitures of our surgery centers, outpatient, and diagnostic divisions, and in accordance with our Credit Agreement, Adjusted Consolidated EBITDA is calculated to give effect to each divestiture, including adjustments for the allocation of corporate overhead to each divested division. However, these allocations are estimates and are not necessarily indicative of the Adjusted Consolidated EBITDA that would have resulted had the applicable divisions been divested as of the beginning of each period presented. Accordingly, these adjustments are not included in the above table. In addition, we are allowed to add other income, including interest income, to the calculation of Adjusted Consolidated EBITDA under our Credit Agreement. This includes interest income associated with our federal income tax recovery. This amount has not been included in the above calculation as it would not be indicative of our Adjusted Consolidated EBITDA for future periods.

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Operating Earnings

We define operating earnings as income before (1) loss on early extinguishment of debt, (2) interest expense and amortization of debt discounts and fees, (3) other income, (4) (gain) loss on interest rate swap, and (5) income tax expense (benefit). We use operating earnings as an analytical indicator to assess our performance. Our operating earnings for the three and six months ended June 30, 2008 and 2007 were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In Millions)
Net operating revenues	$ 461.4	$ 438.7	$ 930.4	$ 881.8
Total operating expenses	(390.6)	(381.5)	(766.8)	(786.5)
Equity in net income of nonconsolidated
affiliates	2.7	2.4	5.1	5.1
Minority interests in earnings of
consolidated affiliates	(8.2)	(7.8)	(15.8)	(16.1)
Operating earnings	$ 65.3	$ 51.8	$ 152.9	$ 84.3

Operating earnings is not a defined measure of financial performance under GAAP and should not be considered as an alternative to net income. Because operating earnings is not a measure determined in accordance with GAAP and is susceptible to varying calculations, operating earnings, as presented, may not be comparable to other similarly titled measures presented by other companies.

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Adjusted Income (Loss) from Continuing Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In Millions)
Income (loss) from continuing
operations, as reported	$ 47.2	$ 4.7	$ 51.1	$ (24.2)
Government, class action, and related
settlements	(8.6)	(25.7)	(45.0)	(37.9)
Professional fees—accounting, tax, and
legal	5.3	13.3	8.9	35.1
(Gain) loss on interest rate swap	(28.5)	(19.0)	8.1	(14.7)
Adjusted income (loss) from
continuing operations	$ 15.4	$ (26.7)	$ 23.1	$ (41.7)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In Millions, Except Per Share Data)
Adjusted income (loss) from continuing
operations	$ 15.4	$ (26.7)	$ 23.1	$ (41.7)

Basic weighted average common shares
outstanding	79.5	78.7	79.2	78.8
Diluted weighted average common shares
outstanding	93.0	92.1	92.6	92.1

Basic adjusted income (loss) from continuing
operations per common share	$ 0.19	$ (0.34)	$ 0.29	$ (0.53)
Diluted adjusted income (loss) from continuing
operations per common share	$ 0.17	$ (0.34)	$ 0.25	$ (0.53)

Adjusted income (loss) from continuing operations and basic and diluted adjusted income (loss) from continuing operations per common share are not defined measures of financial performance under GAAP and should not be considered as alternatives to income (loss) from continuing operations and the per common share income (loss) from continuing operations available to common shareholders. Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, they may not be comparable to other similarly titled measures presented by other companies. Specifically, the per common share measures shown in the above table exclude $6.5 million of dividends for the three months ended June 30, 2008 and 2007 and $13.0 million of dividends for the six months ended June 30, 2008 and 2007 associated with our convertible perpetual preferred stock. See the condensed consolidated statements of operations included in this document for the GAAP measures of income from continuing operations and basic and diluted earnings per common share.

HealthSouth Corporation and Subsidiaries

Supplemental Information

Facilities	June 30, 2008	December 31, 2007	June 30, 2007
# of inpatient rehabilitation hospitals	93*	94	93
# of long-term acute care hospitals	6	6	8
# of outpatient satellites	59	60	80

*	In the second quarter of 2008, we consolidated our Odessa, Texas inpatient rehabilitation facility into our Midland, Texas inpatient rehabilitation hospital.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In Millions)
Net patient revenue—inpatient	$ 414.1	$ 388.8	$ 837.1	$ 781.4
Net patient revenue—outpatient and
other revenues	47.3	49.9	93.3	100.4
Net operating revenues	$ 461.4	$ 438.7	$ 930.4	$ 881.8

	(Actual Amounts)
Discharges**	27,188	25,748	53,705	51,570
Outpatient visits	321,289	348,029	628,945	692,295
Average length of stay	14.7 days	15.0 days	15.0 days	15.1 days
Occupancy %	66.4%	64.0%	66.7%	65.1%
# of licensed beds	6,627	6,618	6,627	6,618
Full-time equivalents***	15,841	15,684	15,648	15,648

**	Represents discharges from our consolidated hospitals. As of June 30, 2008, we had 90 consolidated hospitals.
***

Excludes 399 and 621 full-time equivalents for the three months ended June 30, 2008 and 2007, respectively, and 422 and 644 full-time equivalents for the six months ended June 30, 2008 and 2007, respectively, who are considered part of corporate overhead with their salaries and benefits included in general and administrative expenses in our condensed consolidated statements of operations. Full-time equivalents included in the above table represent those who participate in or support the operations of our hospitals.

During the three and six months ended June 30, 2008 and 2007, we derived consolidated net operating revenues from the following payor sources:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Medicare	67.4%	68.1%	67.8%	68.7%
Medicaid	2.1%	2.0%	2.2%	1.9%
Workers’ compensation	2.1%	2.5%	2.1%	2.4%
Managed care and other discount plans	19.3%	18.2%	18.8%	18.1%
Other third-party payors	6.8%	6.3%	6.6%	5.9%
Patients	0.4%	0.4%	0.6%	0.4%
Other income	1.9%	2.5%	1.9%	2.6%
Total	100.0%	100.0%	100.0%	100.0%

HealthSouth Corporation and Subsidiaries

Supplemental Information

Our operating results of discontinued operations were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In Millions)
Net operating revenues	$ 2.7	$ 246.3	$ 8.7	$ 559.6
Costs and expenses	5.3	236.7	14.8	538.0
Impairments	0.6	–	0.6	35.9
(Loss) income from discontinued
operations	(3.2)	9.6	(6.7)	(14.3)
Gain on disposal of assets of
discontinued operations	0.1	1.5	–	1.5
Gain on divestitures of divisions	–	403.2	18.8	403.2
Income tax benefit	–	49.3	0.7	45.4
(Loss) income from discontinued
operations, net of tax	$ (3.1)	$ 463.6	$ 12.8	$ 435.8

HealthSouth Corporation and Subsidiaries

Earnings Conference Call

The Company will host an investor conference call at 8:30 a.m. Eastern Time on Wednesday, August 6, 2008, to discuss its results for the second quarter of 2008.

The conference call may be accessed by dialing 866-406-5369 and giving the pass code 56207351. International callers should dial 973-582-2847 and give the same pass code. Please call approximately 10 minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at www.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from August 6 until August 27, 2008. To access the replay, please dial 800-642-1687. International callers should dial 706-645-9291. The webcast will also be archived for replay purposes for two weeks after the live broadcast on www.healthsouth.com.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitation services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves more than 250,000 patients annually through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the nation’s preeminent provider of inpatient rehabilitation services and can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against us; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in, or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2007.